Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated June 12, 2008
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PZ25

Principal Amount (in Specified Currency): $125,000,000.
TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100%

Trade Date: June 12, 2008

Original Issue Date: June 17, 2008

Stated Maturity Date: July 10, 2009

Initial Interest Rate: One month LIBOR determined on June 13,
     		       2008 plus 0.01%, accruing from June 17, 2008

Interest Payment Period: Monthly

Interest Payment Dates: The 10th of each calendar month,
			commencing July 10, 2008 and on the Stated
			Maturity Date

Net Proceeds to Issuer: $124,987,500

Agent's Discount or Commission: 0.01%

Agent: Barclays Capital Inc.

Agent's Capacity:
	[ ] Agent
	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note:
	Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note:
	Fixed Interest Rate:
	Fixed Rate Commencement Date:

[ ] Other Floating Rate Note
	(See attached)


Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[ ] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[X] LIBOR Telerate/Page: 3750
	[ ] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If  7052:
	[ ] Week
	[ ] Month

Spread (+/-): + 0.01%

Spread Multiplier: N/A

Index Maturity: 1 month

Index Currency: U.S. Dollars

Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Initial Interest Reset Date: July 10, 2008

Interest Rate Reset Period: Monthly

Interest Reset Dates: The 10th of each calendar month, commencing
		      July 10, 2008

Interest Determination Date: The second London Banking Day preceding
			     each Interest Reset Date

Day Count Convention:
	[ ]  30/360
	[X]  Actual/360
	[ ]  Actual/Actual

Business Day Convention
	[ ] Following
	[X] Modified Following

Redemption: Not Applicable
Redemption Dates:
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  No

Specified Currency: U.S. dollars

Minimum Denominations: $1,000 and $1,000 increments thereafter

Form of Note:
	[X] Book-entry only
	[ ] Certificated



ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms of and subject to the conditions of an Appointment Agreement dated September 14, 2007 and an Appointment Agreement Confirmation dated June 12, 2008 (collectively, the "Appointment Agreement") between TMCC and Barclays Capital Inc. ("Barclays Capital"), Barclays Capital, acting as principal, has agreed to purchase and TMCC has agreed to sell the notes identified herein. Under the terms and conditions set forth in the Third Amended and Restated Distribution Agreement dated March 7, 2006, between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Toyota Financial Services Securities USA Corporation, as amended from time to time, incorporated by reference in the Appointment Agreement, Barclays Capital is committed to take and pay for all of the Notes offered hereby, if any are taken.